Exhibit 99.B(d)(25)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Axiom International Investors
As of December 23, 2015, as amended September 15th, 2016

SEI INSTITUTIONAL INVESTMENTS TRUST

Small/Mid Cap Equity Fund

Small Cap Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Axiom International Investors
As of December 23, 2015, as amended September 15th, 2016

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Small/Mid Cap Equity Fund	[REDACTED]
Small Cap Fund	[REDACTED]

SEI Investments Management Corporation	Axiom International Investors

By:	By:

/s/ William T. Lawrence	/s/ Kurt Polk

Name:	Name:

William T. Lawrence	Kurt Polk

Title:	Title:

Vice President	Chief Operating Officer/Head of Distribution